Exhibit 99.1

JAYHAWK ENERGY INC ANNOUNCES
SIGNIFICANT INCREASE IN MONTHLY REVENUE

BROOMFIELD, Colo. - June 30, 2008 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) President & CEO Lindsay Gorrill is proud to announce an increase in monthly revenue to the shareholders of JayHawk Energy.

“With the combined properties of Southeast Kansas Cherokee Basin coal-bed methane and North Dakota Williston Basin light oil, our monthly net revenue is currently $130,500, which is 43.4% greater than previous monthly net revenue of $91,000,” Mr. Gorrill said.  “We have expectations of increased revenue each month.  The commencement of our drilling project in Southeast Kansas has resulted in two wells.  The first well is expected for stimulation later in the year while the second well is already connected to our 100% owned gathering system.  Initial production exit rates are expected to be between 30-35Mcf (5-5.8 boepd) of highly concentrated gas.  We have approximately 100 wells targeted for drilling in the near term.  This significant population of opportunities should substantially increase our prospective revenue.”

JayHawk’s aggressive drilling program has been somewhat encumbered over the last three months due to above average rainfall conditions in Southeast Kansas.  The company’s commitment to minimizing ground disturbance and other environmental obstructions has postponed drilling and dewatering activities.  Currently, the weather and ground conditions have become more favorable.  Drilling is set to commence July 14, 2008.  Dewatering is to begin during the first week of July 2008.

“Our anticipation, confidence and expectations for wells with productive potential has piqued from our diligent evaluation of the Cherokee basin.  We continue to focus on creating the most value for our shareholders in the near and longer term,” President & CEO Lindsay Gorrill concluded.

About JayHawk Energy, Inc.
JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Investor Contact Barry Gross
Gross Capital, Inc. Telephone: (361) 949-4999
jayhawk@grosscapital.com

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Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.  Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase thevalue of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.

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